Exhibit 14.1

Cubist Employee Policy	CODE OF CONDUCT AND ETHICS

Cubist Pharmaceuticals, Inc., and its affiliates (together “Cubist” or the “Company”) is committed to conducting business with a high degree of integrity.  This Code of Conduct and Ethics is your guide to applicable laws and regulations as well as key Cubist policies and procedures that provide guidance for conducting business in a legal and ethical manner.

All employees and Directors must act in accordance with the Code and seek to avoid even the appearance of improper behavior.  The Code should also be provided to and followed by consultants to the Company. Violations of the standards in this Code will subject you to disciplinary action up to and including termination.

The Code does not cover every situation that may arise but establishes important standards, principles, and rules to guide the actions of all employees and Directors.   If you are uncertain whether an action may violate the Code or another Cubist policy, you should seek advice before taking action.  A good basis for deciding when to get advice is to ask yourself whether the conduct might be embarrassing to the Company or the persons involved if the details were fully disclosed to the public by the media.  Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem.  These are the steps to keep in mind:

•                  Make sure you have all the facts.  In order to reach the right solutions, we must be as fully informed as possible.

•                  Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper?  This will enable you to focus on the specific question you are faced with and the alternatives you have.  Use your judgment and common sense; if something seems unethical or improper, it probably is.

•                  Clarify your responsibility and role.  In most situations, there is shared responsibility.  Are your colleagues informed?  It may help to get others involved and discuss the problem.

•                  Discuss the problem with your supervisor.  This is the basic guidance for all situations.  In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process.  Remember that it is your supervisor’s responsibility to help you solve problems.

•                  Seek help from Company resources.  In the case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it with any director-level or higher employee in the Law Department or the Chief Compliance Officer.

•                  Always ask first, act later.  If you are unsure of what to do in any situation, seek guidance before you act.

Policy Owner: Compliance	Effective: September 2008

Employees must promptly report any violations or suspected violations of this Code or any illegal activities they observe.  Reports may be made in confidence and without fear of retaliation.

 If you know or reasonably believe that there has been a violation of this Code or any kind of unlawful behavior, you must report that information to your supervisor or a more senior manager or, if your manager will not or cannot help or is part of the problem, to any director-level or higher employee in the Law Department or the Chief Compliance Officer.     You may also call the Company’s internal Compliance Helpline at 781-860-8600.

If you prefer, you may also submit reports   anonymously, through the Company’s external Corporate Responsibility Hotline at 1-888-690-3869 or on the web at www.silentwhistle.com.

Directors must report violations or suspected violations of the Code to the Chairman, Lead Director or Chairman of the Governance Committee of the Board of Directors.

Section 1.                                          Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built.  All employees and Directors must respect and obey the laws of the jurisdictions in which we operate.  If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code.  Although not all employees and Directors are expected to know the details of these laws, it is important to know enough to determine when to seek advice.

The Company holds information and training sessions and has put in place various policies and procedures in order to promote compliance with laws, rules and regulations, including insider-trading laws.  Each department head is responsible for ensuring that his/her employees attend all mandatory training sessions that are related to compliance with laws, rules and regulations applicable to his/her job functions.

Section 2.                                          Conflicts of Interest

All employees and Directors are expected to make decisions in the best interest of the Company and not for personal gain, and therefore are required to avoid “conflicts of interest.” Conflicts of interest may not always be clear-cut and you should seek advice if you are unsure whether a situation poses a conflict of interest.

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company.  A conflict can arise when an employee or Director takes actions or has interests that may make it difficult to perform his or her Company responsibilities objectively and effectively.  Conflicts of interest may also arise when an employee or Director, or members of his or her family, receives personal benefits as a result of his or her position in the Company.  Loans to, or guarantees of obligations of, employees or Directors and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer, supplier, or vendor.  Employees are not allowed to work for a competitor in any capacity, including as a consultant or board member.  The best policy is to avoid any direct or indirect business connection with customers, suppliers, or competitors, except on the Company’s behalf.

Directors must comply with the Conflict of Interest provisions set forth in the Amended and Restated Corporate Governance Guidelines.

Section 3.                                          Insider Trading

Employees and Directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business.  All non-public information about the Company should be considered confidential information.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.  If you have any questions, please refer to the Company’s Policy on Insider Trading and Confidentiality, and then ask any director-level or higher employee in the Law Department.

Section 4.                                          Corporate Opportunities

Employees and Directors are prohibited from exploiting for their personal advantage opportunities that are discovered through the use of corporate property, information, or position without the consent of the Board of Directors.  No employee or Director may use corporate property, information, or position for personal gain, and no employee or Director may compete with the Company directly or indirectly.  Employees and Directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Section 5.                                          Competition and Fair Dealing

We seek to outperform our competition fairly and honestly.  We seek competitive advantages through superior performance, never through unethical or illegal business practices.  Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.  Each employee and Director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors, vendors, and their employees.  No employee or Director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

Drug development is highly competitive, and it is the policy of the Company to compete aggressively, but fairly.  All employees are expected to protect the integrity of the research and development process by ensuring that all research, non-clinical, and clinical development activities are conducted with the highest ethical standards.

A major part of this commitment to compete fairly is a commitment to abide fully by the antitrust laws.  In general, these complex laws prohibit any form of agreement or understanding — whether formal, informal, express, or implied — that unreasonably reduces competition and business rivalry.  Our commitment in this regard also prohibits any unfair or untrue disparagement of a Company competitor.

All suppliers, vendors and contractors should be selected on the basis of written competitive bids if the amount of the services or goods to be provided is significant.  Employees should check with Purchasing to determine if a competitive bid is required.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers.  Gifts or entertainment should not ever be offered, given, provided to any customer, supplier, or vendor, or accepted from any customer, supplier, or vendor by any Company employee or Director, or family member of an employee or Director unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, (5) does not violate any laws or regulations, and (6) is offered in compliance with applicable Company policies and procedures.

It is the policy of the Company to comply with health care “fraud and abuse” laws.  This includes Federal and State anti-kickback laws that prohibit offering or giving kickbacks or other improper inducements to healthcare professionals, which includes anyone who may be in a position to purchase or prescribe or to arrange for or recommend the purchase or prescription of the Company’s products.  Any arrangements with healthcare professionals, including, for example, gifts, research grants, and business courtesies, must comply with applicable laws, Company policies, and procedures, which are available from the Compliance Department.

If you are uncertain about offering or accepting a gift or business entertainment, you should seek advice before taking any action.

Section 6.                                          Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset.  We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any discrimination or harassment of any kind. Please refer to Cubist’s “Policy Against Sexual Harassment in the Workplace” for additional information and guidance.

Section 7.                                          Health and Safety

The Company strives to provide each employee with a safe and healthful work environment.  Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

The Company will not tolerate violence and threatening behavior.  Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.  The Company will not tolerate the use of illegal drugs in the workplace or on the Company’s property.  Please see the Company’s policies for further guidance.

Section 8.              Record-Keeping

All business records must be recorded accurately and truthfully.  The Company follows the accepted accounting rules and controls set forth by the U.S. Securities and Exchange Commission and the Financial Accounting Standards Board.  The Company requires honest and accurate recording and reporting of information in all circumstances, and without exception.  The Company requires that its certified public accountants have access to any and all information necessary for them to conduct audits properly.

Business expense accounts must be documented and recorded accurately.  If you are not sure whether a certain expense is legitimate, ask your supervisor or the Accounts Payable Supervisor, Accounting Manager or Director of Accounting.   They can also provide you with rules and guidelines.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and approved in writing by the Chief Financial Officer.

Business records and communications often become public, and should not contain exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies. This applies equally to e-mail, internal memos, and formal reports.  Records should always be retained or destroyed according to the Company’s record retention policies.  In accordance with those policies, in the event of litigation or governmental investigation, threatened or known, please consult with a director-level or higher employee in the Law Department.

Section 9.                                          Confidentiality

Employees and Directors must maintain the confidentiality of confidential information entrusted to them by the Company, including confidential information that the Company has received from a third party, except when disclosure is authorized by a director-level or higher employee in the Law Department, or required by laws or regulations.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.  It also includes information that suppliers, customers, and other third parties have entrusted to the Company.  The obligation to preserve confidential information continues even after employment ends.

Section 10.                                   Protection and Proper Use of Company Assets

All employees and Directors should endeavor to protect the Company’s assets and ensure their efficient use.  Theft, carelessness, and waste have a direct impact on the Company’s profitability.  Any suspected incident of fraud or theft should be immediately reported for investigation.  Company equipment should not be used for non-Company business, though incidental personal use may be permitted.  The obligation of employees and Directors to protect the Company’s assets includes its proprietary information.  Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information would violate Company policy.  It could also be illegal and result in civil or even criminal penalties.  Please see the Company’s policies on information technology usage and confidentiality for further guidance.

Section 11.  Political Activities and Engagement with Government Personnel

To foster active responsible citizenship at the national, state and local level, Cubist supports and encourages employee participation in traditional political activities during non-work time.  Such activities may include civic projects, supporting candidates for elective office or participation in public issue campaigns.  An employee’s involvement and participation in civic affairs, the political process or legislative and executive branch matters must be on his or her own time and at his or her own expense, not interfere with work responsibilities, not use corporate property, and not be as a representative of Cubist.  The exceptions to this are employees who are specifically designated by the Vice President of Government Affairs or General Counsel.  Subject to strict legal and policy limitations, Cubist may also be involved in the political process through a Political Action Committee (PAC).  It is imperative that all political activities be conducted in strict compliance with all applicable laws, regulations and corporate policies, and in accordance with the highest standards of honesty and integrity. If you have any questions regarding proposed political activity, check with the Vice President of Government Affairs.

In addition, the U.S. government has a number of laws and regulations regarding the provision of business gratuities to U.S. government personnel, including, for example, employees of Medicare, Medicaid, and the Veterans Administration. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to employees of foreign governments (including doctors and other health care personnel employed by foreign government agencies) or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make payments to government employees of any country.

Section 12.            Misrepresentations and False Statements

Employees and Directors must never make a deliberate misrepresentation concerning the Company or its business operations.  No employee or Director shall create, or assist another in creating, a false or misleading entry on the Company’s books or business records.

Section 13.                                   Responding to Government Requests

It is the Company’s policy to cooperate with all reasonable requests from Governmental agencies concerning the Company’s business operations. Employees and Directors are expected to respond truthfully to Governmental inquiries.  All government inquiries, whether initiated by telephone, subpoena, or other request, must be immediately communicated to a director-level or higher member of the Law Department before taking any action.

Section 14.                                   Waivers of the Code of Business Conduct and Ethics

While some standards in this Code require strict application and exceptions or waivers are not allowed, others do allow for waivers.  Any waiver of this Code for Executive Officers or Directors may be made only by the Board of Directors and will be promptly disclosed as required by law or Nasdaq regulation.

Employees other than Executive Officers who believe they may merit a waiver should first consult their supervisor.  If the supervisor agrees that a waiver is warranted, the supervisor should forward the request to the Chief Compliance Officer.  The Chief Compliance Officer and CEO will jointly approve or disapprove the request.